EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 DECLARES SEMI-ANNUAL DIVIDEND

New York, New York February 9, 2018 – The Board of Directors of Network-1 Technologies, Inc. (NYSE American: NTIP) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per common share.  The semi-annual dividend of $0.05 per share is payable on March 23, 2018 to all common stockholders of record as of March 9, 2018.

As previously announced, the Board of Directors approved the initiation of a dividend policy as part of Network-1's ongoing commitment to increasing shareholder value and return on investment.

Network-1's dividend policy provides for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually).  Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.

The dividend policy of Network-1 will undergo a periodic review by the Board of Directors and is subject to change at any time depending on the earnings of Network-1, its financial requirements and other factors existing at the time.  Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-one (51) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content, and the Internet of Things (IoT) and Machine to Machine industries and next generation consumer mobile technologies. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as the newly acquired patent portfolio from M2M and IOT Technologies, LLC.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $119,000,000 from May 2007 through September 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the effect on Network-1's business and results of operations of the November 13, 2017 jury verdict in the Hewlett-Packard trial invalidating certain claims of the Remote Power Patent and finding non-infringement by HP, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired patent portfolio from M2M and IOT Technologies, LLC and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770